Exhibit 99.1

Trex Company Reports Strong Results in Second Quarter

─ Residential Revenues Grew 43% Reflecting Continued Broad-Based Demand ─
─ Additional Decking Lines to Further Boost Recently Expanded Capacity ─
─ 40% Revenue Growth at Mid-point of Guidance Expected in Third Quarter 2021 ─

Second Quarter 2021 Highlights

- Consolidated net sales increased 41% to $312 million
- Diluted earnings per share of $0.53, up 29%
- EBITDA increased 36% to $92 million; EBITDA margin of 29.4%

WINCHESTER, Va.--(BUSINESS WIRE)--August 2, 2021--Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of composite decking and railing and leader in high-performance, low-maintenance and eco-friendly outdoor living products and a leading national provider of custom-engineered commercial railing systems, today reported second quarter 2021 results and year-to-date performance.

“Our strong second quarter revenue growth was driven by sustained broad-based demand across all Trex Residential product lines and market share gains from wood. The completion of our $200 million capacity expansion program in May enabled Trex Residential to convert significant customer demand into an impressive 43% increase in sales. Additionally, we are pleased with the success of our tiered product strategy, which supports consumer decision-making by providing a range of product aesthetics, features and price points that have broad appeal and distinct competitive advantages over wood. With the largest part of our capacity expansion behind us, we will now pivot to cost reduction projects and continuous improvement opportunities. These efforts will be focused on automation, modernization, energy efficiency and raw material processing.

“As expected, higher raw material costs and logistic expenses pressured second quarter gross margin. Together with the start-up expenses related to our capacity expansion program, these additional costs reduced gross margin by approximately 400 basis points compared to second quarter 2020. This negative impact was partially offset by robust sales growth in the Residential segment, which resulted in EBITDA growth of 36%. The previously announced price increase that was effective August 1, along with the continued benefits of greater-than-projected productivity experienced in our new Virginia facility, will serve to manage a portion of the inflationary pressures that we have experienced in the first half of this year,” said Bryan Fairbanks, President and CEO.

Second Quarter 2021 Results

Consolidated net sales for the 2021 second quarter were $312 million, 41% ahead of the 2020 second quarter. Trex Residential net sales increased 43% to $299 million, with Trex Commercial contributing $13 million. The increase also reflects a price increase that was effective January 1, 2021 to address inflationary pressures.

Consolidated gross margin for the 2021 second quarter was 38.0%, after absorbing an approximately 400 basis point impact related to start-up costs and inflationary pressures on key raw materials and transportation, versus 41.9% in the 2020 second quarter. Gross margin was also impacted by labor constraints and increased depreciation related to the company’s capital expansion program at Trex Residential. Gross margin for Trex Residential and Trex Commercial were 38.7% and 21.6%, respectively, compared to 42.5% and 30.7%, respectively, in the 2020 quarter.

Selling, general and administrative expenses were $36 million, or 11.5% of net sales, compared to $29 million, or 13.2% of net sales, in the 2020 second quarter and included a $4.6 million increase in personnel related expenses and a $1.5 million increase in branding and advertising spend and travel and entertainment expenses, as COVID-related impacts eased.

Net income for the 2021 second quarter was $61 million, or $0.53 per diluted share, representing increases of 30% and 29%, respectively, from net income of $47 million, or $0.41 per diluted share, reported for the prior year second quarter. EBITDA increased 36% to $92 million and EBITDA margin was 29.4%.

Year-to-Date Performance

Net sales year-to-date were $557 million, 32% ahead of the $421 million reported in the prior year. Trex Residential net sales increased 34% to $532 million, with Trex Commercial contributing an additional $25 million. Year-to-date consolidated gross margin was 38.4%, representing gross margins of 39.3% and 19.4% for Trex Residential and Trex Commercial, respectively. Selling, general and administrative expenses were $67 million, or 12.1% of net sales, compared to $64 million, or 15.1% of net sales.

Net income year-to-date was $110 million, or $0.95 per diluted share compared to $90 million, or $0.77 per diluted share. EBITDA increased 29% to $163 million and EBITDA margin was 29.2%.

ESG

In June, Trex Company published its 2020 Environmental, Social and Governance (ESG) Report. The company’s third annual ESG Report recaps a year of “Building a Better Tomorrow Together” for its customers, employees, communities, investors and the environment. Achievements highlighted in the 2020 report include:

  Reinforcing Trex’s commitment to environmental sustainability at the core of its products and operations, including the upcycling of more than 900 million pounds of plastic film and reclaimed wood, most of which would otherwise have ended up in landfills.
  Prioritizing employees’ health and well-being throughout the pandemic.
  Fostering a culture that upholds the values of diversity, equity and inclusion.
  Growing production capacity sustainably.
  Giving back to local communities.

Learn more in the full 2020 Trex ESG Report and by visiting ESG at Trex.

Summary and Outlook

“Our capacity expansion, which added approximately 350 jobs, was completed one month ahead of schedule and has enabled us to accommodate the continued strong broad-based demand for Trex Residential outdoor living products. Further build-out of new decking lines in Virginia will continue, and those new lines are scheduled to be available for production by the end of this year. Our expansion initiatives will serve the core residential market and will enable us to actively pursue future growth opportunities, including the expansion of international sales and the entrance of Trex Residential products into the home builder market.

“The continued strength of the repair and remodel market together with our brand leadership and increased capacity have driven our impressive year-to-date top line growth. We are encouraged that 2021 will be another year of strong growth for Trex and enhanced value creation for our stakeholders as we execute our strategy. For the third quarter of 2021, we expect consolidated net sales to range from $320 million to $330 million, representing 40% year-over-year growth at the midpoint of the range,” Mr. Fairbanks concluded.

Second Quarter 2021 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2021 results and other corporate matters on Monday, August 2, 2021 at 5:00 p.m. EDT. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 2Q21 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics, including the strain of coronavirus known as COVID-19; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use the non-GAAP financial measure of earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, to assess performance. We consider EBITDA to be an important supplemental indicator of our core operating performance because it eliminates many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets. EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, and is not meant to be considered superior to or a substitute for our GAAP results. Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$61,366	$47,218	$109,910	$89,620
Interest expense (income), net	13	(71)	10	(593)
Income tax expense	20,978	16,249	36,925	29,504
Depreciation and amortization	9,278	4,063	15,703	7,915
EBITDA	$91,635	$67,459	$162,548	$126,446
Net income as a percentage of net sales	19.7%	21.4%	19.7%	21.3%
EBITDA as a percentage of net sales (EBITDA margin)	29.4%	30.6%	29.2%	30.0%

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance, low-maintenance wood-alternative decking and railing, with nearly 30 years of product experience. The #1 brand in outdoor living is proud to be named to Fortune magazine’s 2020 list of the world’s 100 Fastest-Growing Companies and to Forbes’ 2021 List of America’s Best Mid-Size Companies. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com. You also can follow Trex on Twitter (@Trex_Company), Instagram (@trexcompany), Pinterest (trexcompany), LinkedIn or Houzz (trex-company-inc), “like” Trex on Facebook, or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

Net sales	$311,596	$220,648	$557,120	$421,043

Cost of sales	193,323	128,243	343,046	238,941

Gross profit	118,273	92,405	214,074	182,102

Selling, general and administrative expenses	35,916	29,009	67,229	63,571

Income from operations	82,357	63,396	146,845	118,531

Interest expense (income), net	13	(71)	10	(593)

Income before income taxes	82,344	63,467	146,835	119,124

Provision for income taxes	20,978	16,249	36,925	29,504

Net income	$61,366	$47,218	$109,910	$89,620

Basic earnings per common share	$0.53	$0.41	$0.95	$0.77

Basic weighted average common shares outstanding	115,362,757	115,733,934	115,512,231	115,996,494

Diluted earnings per common share	$0.53	$0.41	$0.95	$0.77

Diluted weighted average common shares outstanding	115,662,626	116,061,988	115,839,183	116,354,714

Comprehensive income	$61,366	$47,218	$109,910	$89,620

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2021	2020

ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$5,470	$121,701
Accounts receivable, net	263,863	106,748
Inventories	77,232	68,238
Prepaid expenses and other assets	30,386	25,310
Total current assets	376,951	321,997
Property, plant and equipment, net	404,990	336,537
Goodwill and other intangible assets, net	73,456	73,665
Operating lease assets	37,924	34,382
Other assets	5,499	3,911
Total assets	$898,820	$770,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$42,876	$38,622
Accrued expenses and other liabilities	73,780	62,331
Accrued warranty	5,400	5,400
Line of credit	49,500	-
Total current liabilities	171,556	106,353

Operating lease liabilities	31,441	28,579
Non-current accrued warranty	24,091	24,073
Deferred income taxes	22,956	22,956
Total liabilities	250,044	181,961

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized; 140,667,233 and 140,577,005 shares issued and 115,344,705 and 115,799,503 shares outstanding at June 30, 2021 and December 31, 2020, respectively	1,407	1,406
Additional paid-in capital	125,764	126,087
Retained earnings	847,221	737,311
Treasury stock, at cost, 25,322,528 and 24,777,502 shares at June 30, 2021 and December 31, 2020, respectively	(325,616)	(276,273)
Total stockholders’ equity	648,776	588,531
Total liabilities and stockholders’ equity	$898,820	$770,492

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2021	2020
	(Unaudited)
Operating Activities
Net income	$109,910	$89,620
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	15,702	7,915
Stock-based compensation	4,308	4,303
Gain on disposal of property, plant and equipment	(1,083)	(134)
Other non-cash adjustments	(226)	(233)
Changes in operating assets and liabilities:
Accounts receivable	(157,117)	(171,220)
Inventories	(8,994)	6,457
Prepaid expenses and other assets	(6,878)	(2,335)
Accounts payable	14,907	12,195
Accrued expenses and other liabilities	10,763	(591)
Income taxes receivable/payable	466	21,691

Net cash used in operating activities	(18,242)	(32,332)

Investing Activities
Expenditures for property, plant and equipment	(94,831)	(62,613)
Proceeds from sales of property, plant and equipment	1,314	2,146

Net cash used in investing activities	(93,517)	(60,467)

Financing Activities
Borrowings under line of credit	286,000	173,000
Principal payments under line of credit	(236,500)	(173,000)
Repurchases of common stock	(54,832)	(44,124)
Financing Costs	-	(361)
Proceeds from employee stock purchase and option plans	860	688

Net cash used in financing activities	(4,472)	(43,797)

Net decrease in cash and cash equivalents	(116,231)	(136,596)
Cash and cash equivalents at beginning of period	121,701	148,833

Cash and cash equivalents at end of period	$5,470	$12,237

Contacts

Dennis C. Schemm
Senior Vice President and CFO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
ADVISIRY Partners
212-750-5800